EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
07-16

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Kip Rupp / krupp@drg-e.com
	Quanta Services Inc.	DRG&E
	713-629-7600	713-529-6600
Quanta Services Increases Credit Facility to $475 Million
Houston — Sept. 20, 2007 — Quanta Services, Inc. (NYSE: PWR) announced today that it has amended its credit facility with a syndicate of lenders led by Bank of America, N.A. The amendment expands the company’s senior secured revolving credit facility to $475 million from $300 million and extends the maturity date by more than one year to Sept. 19, 2012.
“This amendment provides increased flexibility for the company going forward,” said James H. Haddox, chief financial officer of Quanta Services, Inc. “In addition to upsizing the credit facility and extending the maturity, the amended facility provides opportunities for lower pricing, more flexible share and dividend repurchase options, and increased investment capabilities.”
In conjunction with the amendment to the credit facility, Quanta Services will file a Form 8-K with the Securities and Exchange Commission. This filing will also be available on the company’s Web site at www.quantaservices.com.
Quanta Services, Inc.
Quanta Services (NYSE: PWR) is a leading specialized contracting services company, delivering infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company’s comprehensive services include engineering, designing, installing, repairing and maintaining network infrastructure nationwide. With operations in all 50 states and Canada, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or even international in scope.
This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to strategies, expectations, intentions, plans, future events, performance, underlying assumptions, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties, including, among others, general economic conditions, the company’s growth opportunities and strategies, the impact of the amended credit facility on the company’s future growth and other risks, including risks related to Quanta’s operations and financial condition, detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2006, Quanta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and any other reports of the company filed with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s reports filed with the Securities and Exchange Commission.
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